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                                                                    EXHIBIT 6.11

                          PURCHASE AND SALE AGREEMENT

                             OCHILTREE COUNTY, TEXAS
                             EASTLAND COUNTY, TEXAS

         This Purchase and Sale Agreement (the "Agreement") is made between CITATION OIL & GAS CORP., FOR ITSELF AND AS THE GENERAL PARTNER OF CITATION 1987 INVESTMENT LIMITED PARTNERSHIP AND CITATION 1994 INVESTMENT LIMITED
PARTNERSHIP, whose address is 8223 Willow Place South, Houston, Texas 77070 ("Seller"), and TREK RESOURCES, INC., whose address is 965 One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206 ("Purchaser"), on the following terms and conditions:

1) Seller agrees to sell and assign and Purchaser agrees to purchase all of Seller's right, title and interest in, to and under the oil, gas and mineral leasehold, and mineral, royalty and production interests described on Exhibit "A" (the "Leases"), together with Seller's interest in the oil and gas well(s) and all property and equipment located on or used in connection with the production of hydrocarbons from the Leases, and to the extent transferable, all contracts, agreements, easements, rights-of-way, permits and similar rights and interests applicable to or used in connection with the production of hydrocarbons from the Leases (collectively, the "Interests"). Said sale and assignment will be without warranty of title, express or implied, except as to claims arising by, through and under Seller, but not otherwise.

2) The sale and purchase shall take place at a closing (the "Closing") at a mutually approved time and place on or before August 1, 2000. As consideration for the Interests, Purchaser agrees to pay Seller in cash at the Closing, by a wire transfer of immediately available funds to Seller's bank account pursuant to Seller's instructions, a consideration of Three Million Dollars ($3,000,000), less and except any earnest money previously paid to Seller as a deposit for the acquisition of the Interests (the "Purchase Price"). At the Closing, Seller shall deliver to Purchaser recordable assignments, conveyances and bills of sale and mineral, royalty and production conveyances on the forms attached as Exhibit "B" and Exhibit "C", respectively, duly and properly executed and acknowledged by an authorized officer of Seller.

3) Seller shall deliver the Interest to Seller free and clear of any and all liens, mortgages, or similar encumbrances.

4) The effective date of this transaction shall be 7:00 a.m., C.S.T., on the 1st day of July, 2000, (the "Effective Date").

5) All oil and gas and other minerals produced prior to the Effective Date and attributable to the Interests shall continue to be the property of Seller, including the oil remaining in the tanks at 7:00 a.m. on the Effective Date. All oil and gas and other minerals produced on and after the Effective Date and attributable to the Interests shall be the property of Purchaser. All capital costs, lease rentals, shut-in royalties, overhead or other sums,

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     including without limitation all royalty and overriding royalty and production, severance, windfall profit and excise taxes attributable to the Interests and all direct, out-of-pocket operating expenses and overhead attributable to the Interests and accruing prior to the Effective Date will be the obligation of Seller. All capital costs, lease rentals, shut-in royalties, overhead or other sums, including without limitation all royalty and overriding royalty and production, severance, windfall profit and excise taxes attributable to the Interests and accruing after the Effective Date will be the obligation of Purchaser. At the Closing, the Purchase Price shall be adjusted to reflect income and expenses attributable to the Interests and allocated to the Purchaser or the Seller in accordance with the provisions of this Section 5, and the Purchase Price will further be adjusted to reflect the mutually approved value of any gas imbalances attributable to the Interests which are in existence as of the Effective Date. Within ninety (90) days after the Closing, Seller and Purchaser shall in good faith agree upon the final post-closing settlement statement to reflect operation of the Interests subsequent to the Effective Date. All adjustments under this Section 5 shall be made in accordance with the applicable agreements and in the absence thereof in accordance with standard accounting practices reasonable and customary within the oil and gas industry.

6) As of the Effective Date, Purchaser assumes all of Seller's responsibility for plugging and abandoning wells and facilities associated with the Interests, and Purchaser shall conduct all plugging and abandonment in a good and workmanlike manner.

7) PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS AND AGENTS, FROM ANY AND ALL LIABILITIES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, LITIGATION COSTS AND ATTORNEY FEES), DAMAGES, LIENS, DEMANDS, JUDGMENTS, SUITS, CAUSES OF ACTION, AND CLAIMS OF ANY KIND OR CHARACTER ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THE INTERESTS, INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS OR DESTRUCTION OF PROPERTY REAL OR PERSONAL, UNDER ANY THEORY OF TORT, CONTRACT OR STRICT LIABILITY, AND LIABILITIES ARISING FROM THE PRESENCE OF ANY ENVIRONMENTAL CONDITIONS, INCLUDING BUT NOT LIMITED TO ALL EXISTING CAUSES OF ACTION, FINES, LOSSES, COSTS AND EXPENSES, INCLUDING BUT NOT LIMITED TO COSTS TO CLEAN UP OR REMEDIATE, IN ACCORDANCE WITH APPLICABLE LAW, REGARDLESS OF WHETHER THE SAME WERE CAUSED BY OR ATTRIBUTABLE TO (IN WHOLE OR IN PART) THE ACTIONS, OMISSIONS OR NEGLIGENCE OF SELLER, AND REGARDLESS OF WHETHER THE SAME RELATE TO ACTIONS OR EVENTS OCCURRING BEFORE, ON OR AFTER THE EFFECTIVE DATE. PURCHASER FURTHER COVENANTS AND AGREES TO DEFEND ANY SUITS BROUGHT AGAINST SELLER ON ACCOUNT OF ANY SUCH CLAIMS AND TO PAY ANY JUDGMENTS AGAINST SELLER RESULTING FROM ANY SUCH SUIT OR SUITS ALONG WITH ALL COSTS AND EXPENSES RELATIVE TO ANY SUCH CLAIMS,



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     INCLUDING ATTORNEY'S FEES; PROVIDED, SELLER SHALL, NEVERTHELESS, HAVE THE
     RIGHT, IF IT SO ELECTS, TO PARTICIPATE IN THE DEFENSE OF ANY SUCH SUIT OR SUITS IN WHICH IT MAY BE A PARTY WITHOUT RELIEVING PURCHASER OF THE OBLIGATION TO DEFEND THE SAME.

8) Seller and Purchaser agree to execute any and all such other and further instruments of conveyance, assignment or transfer and all such notices, transfer orders, division orders, releases and other instruments, documents and writings as may be reasonably necessary to transfer all of the Interests to Purchaser.

9)   Each party represents to the other that:

          (a) it is an entity duly organized, validly existing and in good standing under the laws of the State of its incorporation and/or registration, and is duly qualified to do business in the States in which the Interests are located;

          (b) it has all authority necessary to enter into this Agreement and to perform all its obligations hereunder;

          (c) its execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its Certificate of Incorporation, by-laws or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation;

          (d) this Agreement has been duly executed and delivered on its behalf, and at the Closing, all documents and instruments required hereunder will have been duly executed and delivered. This Agreement and all such documents and instruments shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally;

          (e) it has been represented by legal counsel of its own selection who has reviewed this Agreement; and

          (f) it has met all bonding and other requirements of the State of Texas to serve as an owner and operator of the Interests.

10) Immediately after the Closing, Purchaser shall notify all operators, non-operators, oil and gas purchasers, government agencies and royalty owners that it has purchased the Interests. At the Closing, Purchaser shall execute all transfers of operatorship and notices pertaining thereto required by regulatory agencies having jurisdiction over the


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     Interests, and Seller shall file such notices of record with the appropriate agencies.

11) The Interests have been used for oil and gas drilling and producing operations, related (disposal and other) oilfield operations and the storage and transportation of oil and gas. Physical changes in the land may have occurred as a result of such uses. The Interests also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property. Purchaser understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Interests or the effect any such use has had on the physical condition of the Interests.

12) Purchaser acknowledges that (i) it has been afforded an opportunity to (a) examine the properties and such materials as it has requested to be provided to it by Seller, (b) discuss with representatives of Seller such materials and the nature and operation of the Interests and (c) investigate the condition, including subsurface condition, of the real property and the condition of the equipment, (ii) it has entered into this Agreement on the basis of its own investigation of the physical condition of the Interests including subsurface condition and (iii) the Interests have been used in the manner and for the purposes set forth above and that physical changes to the Interests may have occurred as a result of such use and (iv) in entering into this Agreement, Purchaser has relied solely on its independent investigation of, and judgment with respect to, the equipment and the other Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller and (v) low levels of naturally occurring radioactive material ("norm") and man-made material fibers ("mmmf") may be present at some locations. Purchaser acknowledges that norm is a natural phenomenon associated with many oil fields in the U.S. and throughout the world. Purchaser acknowledges that it has made its own determination of this phenomenon and other conditions. Seller disclaims any liability arising out of or in connection with any presence of norm or mmmf on the Interests and on the Closing date, Purchaser shall assume the risk that the Interests may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants that may not have been revealed by Purchaser's investigation. On the Closing date, all responsibility and liability related to disposal, spills, waste, or contamination on and below the Interests shall be transferred from Seller to Purchaser and Purchaser shall thereafter indemnify, defend, save, discharge, release and hold Seller harmless therefrom. ALL TANGIBLE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND APPURTENANCES CONSTITUTING A PART OF THE INTERESTS ARE SOLD AS IS, WHERE IS, AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (i) MERCHANTABILITY,
     (ii) FITNESS FOR ANY PARTICULAR PURPOSE, (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (iv) CONDITION.



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13)  This Agreement, together with any confidentiality agreements relating to the Interests previously executed by Purchaser, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto after the execution of this Agreement. The provisions of Sections 9 and 13-22 shall survive any termination of this Agreement.

14) In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision contained herein; provided, however, that any such invalidity does not materially prejudice either Purchaser or Seller in its respective rights and obligations contained in the valid covenants, conditions, and provisions of this Agreement.

15) No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

16) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without reference to the conflict of laws or principles applied by the courts of the State of Texas. All assignments and instruments of conveyance executed in accordance with this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the state where the Interests conveyed thereby are located.

17) Seller and Purchaser do hereby irrevocably waive, to the fullest extent permitted by law, any and all right to a trial by jury in any action, suit or other legal proceeding based upon, arising out of or relating to this agreement or the transactions contemplated hereby.

18) Seller and Purchaser do hereby covenant and agree that the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any provision of this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party and in no event shall the breaching party be liable to the non-breaching party for any indirect, consequential, exemplary or punitive damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party.

19) Except as otherwise expressly provided herein, each party shall bear and pay its own costs and expenses, including, but not limited to attorneys fees, incurred in connection with this transaction.

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20)  Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the parties.

21) Prior to the Closing, Seller and Purchaser to the extent permitted by law, shall keep confidential all information received from the other unless such information is readily ascertainable from public or published information or trade sources or is received from a third-party having no obligation of confidentiality with respect to such information. In the event of the termination of this Agreement, Seller and Purchaser shall return to the other or destroy all information received from the other and, to the extent permitted by law, keep confidential and not use any confidential information obtained pursuant to this Agreement.

22) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules (or such other form of mediation as is reasonably acceptable to both parties) before resorting to arbitration, litigation, or some other dispute resolution procedure. The mediator selected to resolve any dispute hereunder shall be acceptable to both parties. If the parties cannot agree on a mediator, then they shall make application to the Administrative Judge of the State District Courts of Harris County, Texas for appointment of a mediator. Each party shall bear its own attorneys' fees in connection with any mediation and the cost of the mediation shall be shared equally by both parties.

23) This Agreement shall be binding upon the parties and their respective successors and assigns.

24) To the extent transferable, Seller specifically conveys to Purchaser all of the right, title and interest heretofore reserved by Seller in those certain instruments described as:

     (a) The Earnest Money Contract dated January 21, 2000 between Seller and Kenneth Montfort; and

     (b) The Special Warranty Deed dated June 12, 2000 between Seller and Edward L. White recorded in Volume 1937, Page 29 of the official records of Eastland County, Texas.

     In addition, Seller acknowledges that Purchaser shall be entitled to the status of a successor in interest to Purchaser under those certain instruments described as:

     (a)  Release and Covenant Not to Sue dated June 16, 2000 executed by Edward
          L. White; and



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     (b)  Notice of Release and Covenant Not to Sue dated June 16, 2000 executed by Edward L. White and recorded in Volume 1944, Page 43 of the official records of Eastland County, Texas.

     The instruments described in this section 24 and any related agreements shall be referred to as the "Surface Instruments". Purchaser acknowledges this prior conveyance of certain surface rights to a third party, and accepts the Interests subject to the Surface Instruments.

25) Except as otherwise specifically provided herein, this Agreement is subject to and Purchaser shall assume the obligations and all burdens, encumbrances, and agreements of any kind whatsoever related to the Interests, including, but not limited to, royalties, overriding royalties, production payments, operating agreements, assignments, conveyances, reassignment obligations, and the Surface Instruments. This Agreement is further subject to and Purchaser shall assume all obligations concerning use and operation of the Interests under applicable local, state and federal laws and regulations.

ACCEPTED and AGREED to this 1st day of August, 2000.

SELLER:                                                PURCHASER:

CITATION OIL & GAS CORP.,                              TREK RESOURCES, INC.
for itself and as the general partner of Citation 1987 Investment Limited Partnership and Citation 1994 Investment Limited Partnership



     /s/ Robert T. Kennedy                     /s/ Michael E. Montgomery
-------------------------------           -----------------------------------
By:      Rob T. Kennedy                   By:      Michael E. Montgomery
Title:   Vice President Land              Title:   President